Exhibit (99.9)

ISSN 1718-8369

Volume 3, number 6	December 1, 2008

AS AT SEPTEMBER 30, 2008

Highlights for September 2008

☐            In September 2008, the budgetary balance shows revenue running ahead of expenditure by $299 million.

☐            Budgetary revenue amounts to $5.3 billion, a decline of $85 million compared to last year. Own-source revenue stands at $4.2 billion while federal transfers amount to $1.1 billion.

☐            Program spending rose $364 million compared to last year, and stands at $4.5 billion. This increase is attributable chiefly to a rise in spending related to the Health and Social Services mission.

☐            Debt service stands at $540 million, down $29 million compared to September 2007.

Based on the cumulative results as at September 30, 2008 and as forecast in the Update on Québec’s Economic and Financial Situation tabled on November 4, the budget will be balanced in 2008-2009 by using $1.2 billion from the budgetary reserve.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Update on Québec’s
					Economic and
	September		April to September		Financial Situation
						Growth [2]
	2007 [1]	2008	2007-2008 [1]	2008-2009	2008-2009%
BUDGETARY REVENUE
Own-source revenue	4 337	4 178	24 340	24 805	49 423	- 0.1
Federal transfers	1 085	1 159	6 519	6 988	13 953	2.4
Total	5 422	5 337	30 859	31 793	63 376	0.4
BUDGETARY EXPENDITURE
Program spending	- 4 137	- 4 501	- 27 076	- 28 639	- 57 237	4.4
Debt service	- 569	- 540	- 3 446	- 3 281	- 6 716	- 4.3
Total	- 4 706	- 5 041	- 30 522	- 31 920	- 63 953	3.4
NET RESULTS OF CONSOLIDATED ENTITIES [2]	- 53	46	29	333	365	—
Contingency reserve	—	—	—	—	- 200	—
SURPLUS (DEFICIT) FOR THE PURPOSES OFTHE PUBLIC ACCOUNTS	663	342	366	206	- 412	—
Deposits of dedicated revenues in the Generations Fund	- 25	- 43	- 156	- 291	- 660	—
BUDGETARY BALANCE BEFORE USE OF BUDGETARYRESERVE	638	299	210	- 85	- 1 072	—
Deposit in the Generations Fund from the budgetary reserve	—	—	—	—	- 132	—
Budgetary reserve	—	—	—	—	1 204	—
BUDGETARY BALANCE FOR THE PURPOSES OF THEBALANCED BUDGET ACT	638	299	210	- 85	0	—

1                      The comparative figures for September 2007 have been restated to reflect the changes made to the accounting policies implemented in the 2006-2007 accounting reform.

2                      Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.

Cumulative results as at September 30, 2008

Budgetary balance

☐            For the period from April to September 2008, the budgetary balance for the purposes of the Balanced Budget Act shows expenditure exceeding revenue by $85 million.

☐            Moreover, as forecast in the Update on Québec’s Economic and Financial Situation, the budget will be balanced in 2008-2009 by using $1.2 billion from the budgetary reserve, i.e. part of the amount accumulated as at March 31, 2008.

Budgetary revenue

☐            Since the beginning of the year, budgetary revenue amounts to $31.8 billion, an increase of $934 million compared to September 2007.

☐            Own-source revenue stands at $24.8 billion, $465 million more than as at September 30, 2007. Most of this increase in revenue is attributable to:

—           economic growth during the initial months of the year that has been partially offset by the personal income tax cut in effect since January 1, 2008;

—           greater revenues of government enterprises, essentially attributable to electricity exports by Hydro-Québec.

☐            Federal transfers amount to $7.0 billion for the first six months of the current fiscal year, an increase of $469 million compared to the same period in 2007-2008.

Budgetary expenditure

☐            As at September 30, 2008, budgetary expenditure amounts to $31.9 billion, an increase of $1.4 billion compared to last year.

☐            Program spending rose $1.6 billion compared to last year, and stands at $28.6 billion. The most significant changes are in the Health and Social Services ($882 million) and the Education and Culture ($304 million) missions.

☐            Debt service amounts to $3.3 billion, down $165 million compared to the same period ended in September 2007.

Consolidated entities

☐            As at September 30, 2008, the net results of consolidated entities show a surplus of $333 million, i.e. $304 million more than last year.

Generations Fund

☐            Deposits of dedicated revenues paid into the Generations Fund total $291 million.

Net financial requirements

☐            For the period from April to September 2008, consolidated net financial requirements stand at $426 million, a decline of $1.9 billion compared to last year. This decline is entirely attributable to a decrease of $2.1 million in consolidated non-budgetary requirements.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	September			April to September
	2007	2008	Changes	2007-2008	2008-2009	Changes
BUDGETARY REVENUE
Own-source revenue	4 337	4 178	- 159	24 340	24 805	465
Federal transfers	1 085	1 159	74	6 519	6 988	469
Total	5 422	5 337	- 85	30 859	31 793	934
BUDGETARY EXPENDITURE
Program spending	- 4 137	- 4 501	- 364	- 27 076	- 28 639	- 1 563
Debt service	- 569	- 540	29	- 3 446	- 3 281	165
Total	- 4 706	- 5 041	- 335	- 30 522	- 31 920	- 1 398
NET RESULTS OF CONSOLIDATED ENTITIES	- 53	46	99	29	333	304
SURPLUS (DEFICIT) FOR THE PURPOSES OFTHE PUBLIC ACCOUNTS	663	342	- 321	366	206	- 160
Deposits of dedicated revenues in the Generations Fund	- 25	- 43	- 18	- 156	- 291	- 135
BUDGETARY BALANCE FOR THE PURPOSES OF THEBALANCED BUDGET ACT	638	299	- 339	210	- 85	- 295
Revenues dedicated to the Generations Fund	25	43	18	156	291	135
CONSOLIDATED BUDGETARY BALANCE	663	342	- 321	366	206	- 160
Consolidated non-budgetary surplus (requirements)	- 397	1 182	1 579	- 2 722	- 632	2 090
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	266	1 524	1 258	- 2 356	- 426	1 930

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	September			April to September
			Changes			Changes
Revenue by source	2007	2008	%	2007-2008	2008-2009%
BUDGETARY REVENUE
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 121	1 996	- 5.9	9 506	9 579	0.8
Contributions to Health Services Fund	470	435	- 7.4	2 650	2 766	4.4
Corporate taxes	100	233	1 33.0	1 903	1 810	- 4.9
Consumption taxes	1 286	1 100	- 14.5	6 973	6 973	0.0
Other sources	171	167	- 2.3	1 349	1 420	5.3
Total	4 148	3 931	- 5.2	22 381	22 548	0.7
Revenue from government enterprises	189	247	30.7	1 959	2 257	15.2
Total own-source revenue	4 337	4 178	- 3.7	24 340	24 805	1.9
Federal transfers
Equalization	596	669	12.2	3 580	4 014	12.1
Health transfers	308	310	0.6	1 848	1 907	3.2
Transfers for post-secondary education and other social programs	114	105	- 7.9	685	655	- 4.4
Other programs	67	75	11.9	406	412	1.5
Total federal transfers	1 085	1 159	6.8	6 519	6 988	7.2
TOTAL BUDGETARY REVENUE	5 422	5 337	- 1.6	30 859	31 793	3.0

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	September			April to September
			Changes			Changes
Expenditures by mission	2007	2008	%	2007-2008	2008-2009%
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	1 728	1 989	15.1	11 607	12 489	7.6
Education and Culture	1 027	1 145	11.5	7 384	7 688	4.1
Economy and Environment	605	546	- 9.8	3 321	3 475	4.6
Support for Individuals and Families	424	449	5.9	2 652	2 719	2.5
Administration and Justice	353	372	5.4	2 112	2 268	7.4
Total program spending	4 137	4 501	8.8	27 076	28 639	5.8
Debt service	569	540	- 5.1	3 446	3 281	- 4.8
TOTAL BUDGETARY EXPENDITURE	4 706	5 041	7.1	30 522	31 920	4.6

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.